August 7, 2008

Reporters May Contact:
Kelly Polonus, Great Southern Bank, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. to Participate in
Howe Barnes Hoefer & Arnett 13th Annual Community Bank Conference

Springfield, Mo. - Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, will be participating in the Howe Barnes Hoefer & Arnett 13th Annual Community Bank Conference to be held in Chicago, Illinois, on August 19-20, 2008. Great Southern President and CEO Joseph W. Turner and CFO Rex Copeland are scheduled to present at the Conference on August 20 at 9:50 a.m. CDT.

Interested individuals can access a "live" broadcast of the presentation over the Internet by accessing http://www.howebarnes.com. If you are unable to participate during the "live" presentation, a replay will be available on the aforementioned website for 7 days.

A copy of the slides used in the presentation will be available in the Investor Relations section on the Great Southern Bank website (http://www.greatsouthernbank.com).

With total assets of $2.5 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 39 retail banking centers and 185 ATMs throughout southwest, west and central Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select stock exchange.

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